Jurisdiction of
                                                             Incorporation

RBC Insurance Holdings (USA) Inc.                            Delaware

Owns 100% of Liberty Life Insurance Company                  South Carolina

Owns 100% of Liberty Capital Advisors, Inc.                  South Carolina

Owns 100% of The Liberty Marketing Corporation               South Carolina

Owns 100% of LC Insurance Limited                            Bermuda